SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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[ ]   Definitive Proxy Statement
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                   Chicago Mercantile Exchange Holdings Inc.
           --------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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         The following communication was distributed to owners of shares of
Class B-3 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 12, 2003:

                              Thomas J. Esposito



Dear fellow Members and Class B-3 Shareholders,

I write to seek your support for my election to the Board of Directors of the CME. The forthcoming election, the first the CME will have as a publicly traded corporation, must be considered with utmost importance.

As an equity owner of an IOM membership since 1987 and a current shareholder, my financial, professional and personal interests are tied to the continuing success of the CME. My tenure as a member includes 15 years as an S&P Broker and 3 years as a local in the S&P pit. I currently trade in the S&P pit every day, as well as trade E-Mini's on GLOBEX. I have served on the Arbitration, S&P Pit, and Class B-3 Nominating Committee. Currently I serve on the Business Conduct and Pit Supervision Committees.

The CME, as guided by its Board of Directors, will face multiple opportunities and challenges in the future. The decisions required will have to balance the interests of many groups in a fair and equitable manner. Many of us have made our livelihoods on the floor for years, and hope to continue doing so. We have most recently adapted in the Equity Index contracts to incorporate GLOBEX trading into our daily routine. What we have seen is the emergence of a new trading methodology, offering opportunity to floor traders, which was not a primary consideration in creating the GLOBEX platform. This has been an example of the unexpected results of corporate decisions we can expect in the future. In this particular instance many floor traders benefited. We can count on forthcoming changes to effect us in additional unanticipated and hopefully positive ways.

As we proceed to meet the competition in our industry, the opportunities created and directions taken by the CME cannot sacrifice the future of the membership interest owners and floor traders to those of any other group - including shareholders and non-member, public customers. I in no way mean to imply an inherent or probable conflict in goals between any of these groups, but wish to stress that the CME must proceed on multiple fronts to achieve the financial goals of a now much more diverse constituency.

The events over the past several years have changed all of us who once owned seats into different citizens of the CME community. We now play the roles of shareholders, floor traders, membership interest owners, electronic traders and others.

As a member of the Board of Directors, I will represent the interests of other individuals like myself - shareholders, floor traders and membership interest owners. In addition I cannot and will not ignore the interests of our worldwide customers.

I recognize a position on the CME Board is now a much more demanding, visible and challenging role than ever before. I ask for your vote in exchange for my commitment to work diligently to honor our rich history and insure our future prosperity.

Sincerely,

/s/ Thomas J. Esposito
Thomas J. Esposito

*****
Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.